SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant (X)
     Filed by a Party other than the Registrant ( )

     Check the appropriate box:
     ( )     Preliminary Proxy Statement   ( )  Confidential, for Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
     (X)   Definitive Proxy Statement
     ( )   Definitive Additional Materials
     ( )   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        CONSOLIDATED CIGAR HOLDINGS INC.
     --------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


     --------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                                        March 31, 1997

          To Our Stockholders:

               You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Consolidated Cigar Holdings Inc. to be held at The St. Regis Hotel, 2 East 55th Street, New York, New York, on Wednesday, May 14, 1997, at 3:30 p.m. local time.

               The business of the meeting will be to elect directors, approve the Consolidated Cigar Performance Bonus Plan, approve the Consolidated Cigar Holdings Inc. 1996 Stock Option Plan and ratify the selection of independent auditors for 1997.
          Information on each of these matters can be found in the accompanying Proxy Statement.

               While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the issues to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope as soon as conveniently possible.

                                        Sincerely,

                                        Theo W. Folz
                                        Chief Executive Officer





                        CONSOLIDATED CIGAR HOLDINGS INC.
                           5900 NORTH ANDREWS AVENUE
                                   SUITE 700
                     FORT LAUDERDALE, FLORIDA  33309-2369

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

          To the Stockholders of
          Consolidated Cigar Holdings Inc.:

               Notice is hereby given that the Annual Meeting of Stockholders of Consolidated Cigar Holdings Inc., a Delaware corporation (the "Company"), will be held on the 14th day of May, 1997, at 3:30 p.m., local time, at The St. Regis Hotel, 2 East 55th Street, New York, New York, for the following purposes:

               1. To re-elect five members of the Company's Board of Directors to serve until the Company's next Annual Meeting and until such directors' successors are duly elected and shall have qualified.

               2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1997.

               3.   To approve the adoption of the Consolidated
                    Cigar Performance Bonus Plan.

               4.   To approve the adoption of the Company's 1996
                    Stock Option Plan.

               5. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

               A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 20, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 5900 North Andrews Avenue, Suite 700, Fort Lauderdale, Florida 33309-2369, at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

               To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Annual Meeting. Since proxies may be revoked at any time, any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

                                   By Order of the Board of Directors



                                   Consolidated Cigar Holdings Inc.

          MARCH 31, 1997

               PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
                PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
                 THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
                       IN ACCORDANCE WITH YOUR WISHES.


                       CONSOLIDATED CIGAR HOLDINGS INC.
                             -------------------
                               PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 14, 1997
                             -------------------

               This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Consolidated Cigar Holdings Inc., a Delaware corporation ( the "Company"), of proxies to be voted at the 1997 Annual Meeting of Stockholders to be held on the 14th day of May, 1997, at 3:30 p.m., local time, at The St. Regis Hotel, 2 East 55th Street, New York, New York, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about April 2, 1997.

               At the Annual Meeting, the Company's stockholders will be asked (1) to re-elect the following persons as Directors of the Company until the Company's next Annual Meeting and until such Directors' successors are duly elected and shall have qualified: Ronald O. Perelman, Howard Gittis, Theo W. Folz, Lee
          A. Iacocca and Robert Sargent Shriver III; (2) to ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1997; (3) to approve the adoption of the Consolidated Cigar Performance Bonus Plan; (4) to approve the adoption of the Company's 1996 Stock Option Plan and (5) to transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

               The principal executive offices of the Company are located at 5900 North Andrews Avenue, Suite 700, Fort Lauderdale, Florida 33309-2369 and the telephone number is 954-772-9000.

          SOLICITATION AND VOTING OF PROXIES; REVOCATION

               All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election to the Board of Directors of the five nominees for Director identified in this Proxy Statement, the ratification of Ernst & Young LLP as the Company's auditors, the approval and adoption of the Consolidated Cigar Performance Bonus Plan and the approval and adoption of the Company's 1996 Stock Option Plan. The submission of a signed proxy will not affect a stockholder's right to attend, or vote in person at, the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 5900 North Andrews Avenue, Suite 700, Fort Lauderdale, Florida 33309-2369,
          Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

               The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefor. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

          RECORD DATE; OUTSTANDING SHARES; VOTING AT THE ANNUAL
          MEETING

               Only holders of record of the Company's Class A common stock, par value $0.01 per share (the "Class A Common Stock"), and holders of record of the Company's Class B common stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), at the close of business on March 20, 1997 (the "Record Date") were entitled to notice of and to vote at the Annual Meeting. On that date, there were issued and outstanding 30,675,000 shares of Common Stock comprised of 6,075,000 shares of Class A Common Stock and 24,600,000 shares of Class B Common Stock. Each share of Class A Common Stock entitles the holder of record to one vote and each share of Class B Common Stock entitles the holder of record to ten votes. All of the shares of Class B Common Stock are owned by Mafco Consolidated Group Inc. ("Mafco Consolidated Group"), a corporation which is indirectly 85% owned, through Mafco Holdings Inc. ("Mafco Holdings"), by Ronald O. Perelman, Chairman of the Board of Directors of the Company. Mafco Consolidated Group beneficially owns shares of Class B Common Stock representing approximately 97% of the combined voting power of the outstanding shares of Common Stock. Mafco Consolidated Group has informed the Company that it will vote FOR the election of the nominees to the Board of Directors identified herein, vote FOR the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 1997, vote FOR the adoption of the Consolidated Cigar Performance Bonus Plan and vote FOR the adoption of the Company's 1996 Stock Option Plan. Accordingly, the affirmative vote of Mafco Consolidated Group is sufficient, without the concurring vote of any other stockholder of the Company, to approve and adopt each of the proposals to be considered at the Annual Meeting.

                      PROPOSAL 1 - ELECTION OF DIRECTORS

               All of the Company's Directors will be elected at the Annual Meeting to serve until the next succeeding Annual Meeting of stockholders and until their successors are duly elected and shall have qualified. All of the nominees are currently members of the Board of Directors and the proxies solicited hereby will be voted FOR their election. All of the nominees, if elected, are expected to serve until the next succeeding Annual Meeting. Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting. Under applicable Delaware law, in tabulating the votes, abstentions from voting on the election of Directors (including broker non-votes) will be disregarded and have no effect on the outcome of the vote.

               The Board of Directors has been informed that all persons listed below are willing to serve as Directors, but if any of them should decline or be unable to act as a Director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

               THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED
          HEREIN FOR DIRECTOR.

          NOMINEES FOR ELECTION AS DIRECTORS

               The name, age (as of March 21, 1997), principal occupation for the last five years, selected biographical information and period of service as a Director of the Company of each of the nominees for Director are set forth hereafter.

               RONALD O. PERELMAN (54) has been Chairman of the Board of Directors and a Director of the Company and Consolidated Cigar Corporation ("Consolidated Cigar") since 1993. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings and MacAndrews & Forbes Holdings Inc. ("MacAndrews & Forbes Holdings" and, together with Mafco Holdings, "MacAndrews & Forbes"), a diversified holding company, and various affiliates since 1980. Mr. Perelman also is Chairman of the Board of Directors of Andrews Group Incorporated ("Andrews Group"), Mafco Consolidated Group, Meridian Sports Incorporated ("Meridian Sports") and Power Control Technologies Inc. ("PCT") and is the Chairman of the Executive Committees of the Boards of Directors of Marvel Entertainment Group, Inc. ("Marvel"), Revlon Consumer Products Corporation ("Revlon Products") and Revlon, Inc. ("Revlon"). Mr. Perelman is also a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Andrews Group, California Federal Bank, a Federal Savings Bank ("California Federal"), The Coleman Company, Inc. ("Coleman"), Coleman Holdings Inc. ("Coleman Holdings"), Coleman Worldwide Corporation ("Coleman Worldwide"), First Nationwide Holdings Inc. ("First Nationwide"), First Nationwide (Parent) Holdings Inc. ("First Nationwide Parent"), Mafco Consolidated Group, Marvel, Marvel Holdings Inc. ("Marvel Holdings"), Marvel (Parent) Holdings Inc. ("Marvel Parent"), Marvel III Holdings Inc. ("Marvel III"), Meridian Sports, PCT, Pneumo Abex Corporation ("Pneumo Abex"), successor by merger to Mafco Worldwide Corporation ("Mafco Worldwide"), Revlon, Revlon Products, Revlon Worldwide Corporation ("Revlon Worldwide") and Toy Biz, Inc. ("Toy Biz"). (On December 27, 1996, Marvel Holdings, Marvel Parent, Marvel III and Marvel and several of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

               HOWARD GITTIS (63) has been a Director of the Company and Consolidated Cigar since 1993 and Vice Chairman of the Boards of Directors of the Company and Consolidated Cigar since July 1996. Mr. Gittis has been Vice Chairman and a Director of MacAndrews & Forbes, a diversified holding company, and various affiliates since 1985. Mr. Gittis is a Director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group, California Federal, First Nationwide, First Nationwide Parent, Mafco Consolidated Group, PCT, Pneumo Abex, Revlon, Revlon Products, Revlon Worldwide, Jones Apparel Group, Inc., Loral Space & Communications Ltd. and Rutherford-Moran Oil Corporation.

               THEO W. FOLZ (53) has been President, Chief Executive Officer and a Director of the Company and Consolidated Cigar since June 1996 and August 1984, respectively. Mr. Folz has been a Director, President and Chief Executive Officer of PCT since 1996, a Director and President and Chief Executive Officer of the Tobacco Products Group of Mafco Consolidated Group since June 1995 and Vice Chairman, Director and Chief Executive Officer of Pneumo Abex, successor by merger to Mafco Worldwide, since January 1995.

               LEE A. IACOCCA (72) has been a director of the Company since October 1996. Mr. Iacocca was elected a Director and President of Chrysler Corporation in November 1978 and served as Chairman of the Board from September 1979 until his retirement in December 1992. Mr. Iacocca was employed by Ford Motor Company from 1946 to October 1978. After serving in various field and executive positions, he was elected a Director of Ford Motor Company in 1965 and President in 1970 and served in those capacities until October 1978. Mr. Iacocca is Chairman Emeritus of the Statue of Liberty/Ellis Island Foundation, Inc., Chairman of the Committee for Corporate Support for the Joslin Diabetes Foundation and founder and Chairman of the Advisory Board of the Iacocca Institute of Lehigh University.

               ROBERT SARGENT SHRIVER III (42) has been a Director of the Company since January 1997. Mr. Shriver is President of RSS Inc. and was President of Special Olympic Productions, Inc. for more than five years prior thereto. Mr. Shriver also is a Director of MK Gold Company, which files reports pursuant to the Exchange Act.

          BOARD OF DIRECTORS AND ITS COMMITTEES

               The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee.

               The Executive Committee consists of Messrs. Perelman, Gittis and Folz. The Executive Committee may exercise all the powers and authority of the Board of Directors, except as otherwise provided under the Delaware General Corporation Law. The Audit Committee, consisting of Mr. Shriver, makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls and reviews the changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. The Compensation Committee, consisting of Messrs. Gittis and Drapkin, makes recommendations to the Board of Directors regarding compensation, benefits and incentive arrangements for officers and other key managerial employees of the Company. The Compensation Committee may consider and recommend awards of options to purchase shares of Common Stock pursuant to the Consolidated Cigar Holdings Inc. 1996 Stock Plan (the "Stock Plan").

               During 1996, the Board of Directors acted three times by unanimous written consent and held one meeting. During 1996, the Executive Committee did not hold a meeting. The Compensation Committee acted two times by unanimous written consent and the Audit Committee was not formed until February 6, 1997, and, to date, has not held a meeting.

          COMPENSATION OF DIRECTORS

               Directors who are not currently receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual $25,000 retainer fee, payable in monthly installments, plus reasonable out-of-pocket expenses and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.

          EXECUTIVE OFFICERS

               The following table sets forth as of the date hereof the executive officers of the Company and executive officers of its operating subsidiary, Consolidated Cigar.

          NAME                          POSITION

          Ronald O. Perelman       Chairman of the Board and Director
          Howard Gittis            Vice Chairman and Director
          Theo W. Folz             President, Chief Executive Officer
                                   and Director
          Barry F. Schwartz        Executive Vice President and
                                   General Counsel
          Gary R. Ellis            Senior Vice President, Chief Financial
                                   Officer and Treasurer of the Company
                                   and Senior Vice President, Chief
                                   Financial Officer, Secretary and
                                   Treasurer of Consolidated Cigar
           James M. Parnofiello    Vice President and Controller of the
                                   Company and Vice President and
                                   Controller of Consolidated Cigar
          Richard L. DiMeola       Executive Vice President and
                                   Chief Operating Officer of
                                   Consolidated Cigar
          James L. Colucci         Senior Vice President-Sales and
                                   Marketing of Consolidated Cigar
          George F. Gershel, Jr.   Senior Vice President-Tobacco of
                                   Consolidated Cigar
          Denis F. McQuillen       Senior Vice President-Manufacturing
                                   of Consolidated Cigar

               For biographical information about Messrs. Perelman, Gittis and Folz, see "Nominees for Election as Directors."

               Barry F. Schwartz (47) has been Executive Vice President and General Counsel of the Company since January 1993. He has been Executive Vice President and General Counsel of MacAndrews & Forbes, a diversified holding company, and various affiliates since 1993. Mr. Schwartz was Senior Vice President of MacAndrews & Forbes from 1989 to 1993. (On December 27, 1996, Marvel Holdings, Marvel Parent and Marvel III, of which Mr. Schwartz is an executive officer, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

               Gary R. Ellis (43) has been Senior Vice President, Chief Financial Officer and Treasurer of the Company since June 1996 and Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Consolidated Cigar since November 1988. Mr. Ellis has been Senior Vice President and Chief Financial Officer of the Tobacco Products Group of Mafco Consolidated Group since June 1995. From 1987 to 1988, Mr. Ellis was the Executive Vice President, Chief Financial Officer and Treasurer of Brooks Drug, Inc. and from 1985 to 1987, he was the Vice President and Controller of MacAndrews & Forbes Holdings.

               James M. Parnofiello (48) has been Vice President and Controller of the Company since June 1996. Mr. Parnofiello has been Vice President of Consolidated Cigar since January 1996 and Controller of Consolidated Cigar since September 1989. Mr. Parnofiello was Assistant Controller of Consolidated Cigar from March 1989 to September 1989.

               Richard L. DiMeola (62) has been Executive Vice President and Chief Operating Officer of Consolidated Cigar since
          November 1988. Mr. DiMeola joined Consolidated Cigar in January 1985 as President of the Premium Products Division.

               James L. Colucci (50) has been Senior Vice President of Sales and Marketing of Consolidated Cigar since November 1988. Mr. Colucci was Vice President of Sales and Marketing of Consolidated Cigar from 1985 to 1988. From 1982 to 1985, Mr. Colucci was Senior Vice President and General Manager of Design Wire, Inc. (a company selling wire racks to supermarkets).

               George F. Gershel, Jr. (67) has been Senior Vice
          President-Tobacco of Consolidated Cigar since June 1977. Mr. Gershel joined Consolidated Cigar in 1961.

               Denis F. McQuillen (51) has been Senior Vice
          President-Manufacturing of Consolidated Cigar since December 1985. Mr. McQuillen joined Consolidated Cigar in 1981.

          EXECUTIVE COMPENSATION

               The Company, as a holding company with no business operations of its own, conducts its business through Consolidated Cigar. The executive officers of the Company receive no compensation for their services to the Company. Accordingly, the following table presents certain information concerning compensation paid or accrued for services rendered to Consolidated Cigar in all capacities during the three years ended December 31, 1996 for the Chief Executive Officer and the four other most highly compensated executive officers of Consolidated Cigar whose total annual salary and bonus in the last fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").


                                 SUMMARY COMPENSATION TABLE

                                                                    Long-
                                                                    Term
                                                                   Compen-
                                                                   sation
                                        ANNUAL COMPENSATION        Awards
    -----------------------------------------------------------------------------------------
                                                                  Number of
                                                                 Securities
                                                        Other    Underlying        All
    Name and                                            Annual    Options/        Other
    Principal                                          Compen-    SARs (a)       Compen-
    Position           Year    Salary($)    Bonus($)  sation ($)    (#)        sation (b)($)
    -----------------------------------------------------------------------------------------
    Theo W. Folz       1996    770,000     1,155,000   51,243(c)   250,000        3,000
    Chief Execu-       1995    700,000       700,000       0          0           3,000
    tive Officer       1994    675,000       400,000       0          0           3,000
    and President

    Richard L. DiMeola 1996    275,000       412,500       0        55,000        3,000
    Executive Vice     1995    260,000       260,000       0          0           3,000
    President and      1994    245,000       120,000                  0           3,000
    Chief Operating
    Officer

    Gary R. Ellis      1996    217,500       326,250       0        50,000        3,000
    Senior Vice        1995    200,000       200,000       0          0           3,000
    President,         1994    185,000       100,000       0          0           3,000
    Chief Financial
    Officer,
    Secretary and
    Treasurer

    James L. Colucci   1996    217,500       326,250       0        50,000        3,000
    Senior Vice        1995    200,000       200,000       0          0           3,000
    President of       1994    185,000       100,000       0          0           3,000
    Sales and
    Marketing

    George F.          1996    247,500       297,000       0        50,000        3,000
    Gershel, Jr.       1995    230,000       170,000       0          0           3,000
    Senior Vice        1994    214,000        75,000       0          0           3,000
    President-
    Tobacco

    ------------------
            (a) All options were granted on August 15, 1996 at an exercise price equal to $23.00 per share. The options vest one third each year beginning on the first anniversary of the date of grant and become 100% vested on the third anniversary of the date of grant.

            (b) Represents the Company's contributions to the employee's account under Consolidated Cigar's 401(k) plan.

            (c) Represents perquisites and other personal benefits, which, in total, are valued in excess of $50,000 of which $39,046 was related to the personal use of a company automobile.

          STOCK OPTION TRANSACTIONS IN 1996

               During 1996, the following grants were made under the 1996 Stock Option Plan to each of the Named Executive Officers.


                                      OPTIONS/SAR GRANTS IN 1996

                                                   Individual Grants
                                  ----------------------------------------------------
                                  Number of      % of Total
                                  Securities      Options
                                  Underlying    Granted to    Exercise or
                                   Options     Employees in   Base Price    Expiration     Grant Date
                 Name             Granted(1)    Fiscal Year   (Per Share)      Date      Present Value(2)
          -----------------------------------------------------------------------------------------------

          Theo W. Folz   . . . .   250,000          20.2%         $23.00      8/15/06      $4,203,000
          Richard L. DiMeola . .    55,000           4.4%          23.00      8/15/06         924,550
          Gary R. Ellis  . . . .    50,000           4.0%          23.00      8/15/06         840,500
          James L. Colucci . . .    50,000           4.0%          23.00      8/15/06         840,500
          George F. Gershel, Jr.    50,000           4.0%          23.00      8/15/06         840,500

          ______________________

          (1) All options were granted on August 15, 1996 at an exercise price equal to $23.00 per share. The options vest one third each year beginning on the first anniversary of the date of grant and become 100% vested on the third anniversary of the date of grant.

          (2) The present value of the options are based on the Black-Scholes option pricing model using the following assumptions: (i) stock price volatility of 90%, (ii) a risk-free rate of 6.13%, (iii) a dividend yield of 0%,
               (iv) an exercise price equal to the fair market value of the Common Stock on the date of grant, (v) an expected life of 5 years and (vi) no discounts for forfeiture or nontransferability.


             The following table shows, for 1996, the number of stock options exercised and the 1996 year-end value of the options held by the Named Executive Officers:


                             AGGREGATED OPTION/SAR EXERCISES IN 1996 AND
                                    YEAR-END 1996 OPTION/SAR VALUES

                                                                  Number of
                                                                 Securities           Value of
                                                                 Underlying         Unexercised
                                                                 Unexercised        In-the-Money
                                                                 Options at           Options at
                                    Number of                       FY-End             FY-End*
                                 Shares Acquired     Value      Exercisable(E)/    Exercisable(E)/
                   Name           on Exercise       Realized   Unexercisable(U)   Unexercisable(U)
          -----------------------------------------------------------------------------------------
          Theo W. Folz  . . .           0              $0               0(E)     $           0(E)
                                                                  250,000(U)           437,500(U)
          Richard L. DiMeola.           0               0               0(E)                 0(E)
                                                                   55,000(U)            96,250(U)
          Gary R. Ellis . . .           0               0               0(E)                 0(E)
                                                                   50,000(U)            87,500(U)
          James L. Colucci  .           0               0               0(E)                 0(E)
                                                                   50,000(U)            87,500(U)
          George F. Gershel, Jr.        0               0               0(E)                 0(E)
                                                                   50,000(U)            87,500(U)

          _____________
          * Based on the closing price of Class A Common Stock on the NYSE on December 31, 1996 of $24 3/4 per share.


                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

               The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised of Messrs. Gittis and Drapkin, neither of whom are officers of the Company. The Compensation Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees. In accordance with rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers. The Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

               Compensation Policies. The Company's current compensation arrangements for senior executives are affected by the Company's history as a private company until the Company became a subsidiary of Mafco Consolidated Group Inc. in 1995 and the Company's 1996 initial public offering, after which the Compensation Committee was established. The overall compensation program for officers historically emphasized a strong base salary position in relation to competitive practice and competitive annual bonus opportunity dependent upon the financial performance of the Company. The Company did not offer long-term incentive opportunities as an executive compensation element until 1996 when the first stock option awards were made.

               The overall objectives of the Company's compensation program are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to maximize the link between executive and stockholder interests through a stock option plan and to recognize individual contributions as well as overall business results. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive's compensation to performance.

               The key elements of the Company's compensation program consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation and stock option awards. An executive officer's annual base salary represents the fixed component of such executive officer's total compensation, and variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Folz, the Company's Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the programs described below.

               Base Salaries. Base salaries for executive officers are determined based upon the Compensation Committee's evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by the Company and its predecessors.

               Salary adjustments are based on a periodic evaluation of the performance of the Company and each executive officer, as well as financial results of the business. The Compensation Committee takes into account the effect of corporate transactions that have been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

               Annual Incentive Compensation Awards. The variable compensation payable annually to executive officers (including the Chief Executive Officer) generally consists principally of annual incentive compensation awards. Annual incentive compensation is payable pursuant to contractual provisions with certain executives which provide eligibility to receive bonuses under the Consolidated Cigar Performance Bonus Plan determined in accordance with a formula relating to achievement of Company performance goals. The Consolidated Cigar Performance Bonus Plan is described elsewhere in this Proxy Statement. Such performance goals, are based upon the Company's earnings before interest, taxes, depreciation and amortization (EBITDA). The annual incentive compensation earned by the executives with respect to 1996 was determined in accordance with such provisions.

               Other Incentive Compensation Awards. The other principal component of executives' compensation is stock options, which are intended as a tool to attract, provide incentive to and retain those executives who make the greatest contribution to the business, and who can have the greatest effect on the long-term profitability of the Company. The exercise price of stock options is set at a price equal to the market price of the Common Stock at the time of the grant. The options therefore do not have any value to the executive unless the market price of the Common Stock rises. The Compensation Committee believes that these stock options more closely align the executives' interests with those of its stockholders, and focus management on building profitability and long-term stockholder value.

               In 1996, in connection with the initial public offering of the Company's common stock, stock options were granted to the Company's executive officers and other key employees.

               Chief Executive Officer Compensation. Mr. Folz serves as Chief Executive Officer of the Company and has served as Chief Executive Officer of the Company's operating subsidiary Consolidated Cigar for the past 13 years. Mr. Folz also serves as the Chief Executive Officer of the Company's affiliate, Power Control Technologies Inc. Until August 1, 1996, Mr. Folz served the Company and Mafco Consolidated Group Inc. pursuant to an employment agreement with Mafco Consolidated Group Inc. (the "MCG Employment Agreement"). The MCG Employment Agreement provides for a performance bonus under the Tobacco Products Group Performance Bonus Plan based on achievement of certain EBITDA targets. As of August 1, 1996, for the services to be rendered by Mr. Folz to the Company and Consolidated Cigar Corporation, Consolidated Cigar has assumed the obligations of Mafco Consolidated Group under the MCG Employment Agreement with respect to a portion of the base salary and employee benefits to be provided to Mr. Folz under the MCG Employment Agreement. The Compensation Committee believes that the allocation of the MCG Employment Agreement to the Company is appropriate in light of the experience and expertise Mr. Folz brings to the position and the portion of the time that Mr. Folz dedicates to his position with the Company, and considering compensation levels of Chief Executive Officers of comparable companies (including, but not limited to, companies comprising the peer group selected for the performance graph, as well as other companies of similar size with which the Compensation Committee believes the Company competes for executive talent).

               Deductibility of Compensation. The Compensation Committee intends to limit executive compensation in order to ensure full deductibility of compensation in light of the limitation on the deductibility of certain compensation in excess of one million dollars under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Consolidated Cigar Performance Bonus Plan and the 1996 Stock Option Plan, described elsewhere in this Proxy Statement, are designed so as to cause stock options and bonuses granted thereunder to be exempt from the limitations contained in such Section 162(m).

                                        The Compensation Committee
                                        of the Board of Directors

                                        Howard Gittis, Chairman
                                        Donald G. Drapkin

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

               The Company and Consolidated Cigar did not have a Compensation Committee prior to the Company's initial pubic offering of the Class A Common Stock (the "IPO"), completed on August 21, 1996. Officers' compensation prior to the IPO was determined by the Compensation Committee of Mafco Consolidated Group. Following the IPO, the Compensation Committee of the Company was comprised of Messrs. Gittis and Drapkin.

          EMPLOYMENT ARRANGEMENTS

               Mafco Consolidated Group entered into an employment agreement (the "MCG Employment Agreement") with Mr. Folz with respect to an employment term commencing on July 1, 1995 and ending on December 31, 1998, unless sooner terminated by Mr. Folz's death, disability, gross neglect or willful misconduct (in which case Mafco Consolidated Group may terminate Mr. Folz's employment immediately upon written notice), or breach by Mafco Consolidated Group of the MCG Employment Agreement. In the event of Mr. Folz's death or disability, a pro-rated performance bonus and 60% of his base compensation is to be paid to Mr. Folz or his beneficiaries, as the case may be, for the longer of the remaining term of the MCG Employment Agreement or twelve months. In the event that Mafco Consolidated Group breaches the MCG Employment Agreement, Mr. Folz is entitled to terminate his employment under the MCG Employment Agreement; in that event, a pro-rated performance bonus and the remaining base compensation specified in the MCG Employment Agreement is to be paid to Mr. Folz offset by any other compensation Mr. Folz receives during this period, and Mr. Folz is entitled to group life, health and pension plan coverage, for the remaining term of the MCG Employment Agreement or, if longer and if no non-renewal notice has been given by Consolidated Cigar prior to that time, twelve months. Until August 1, 1996, Mr. Folz served the Company and Consolidated Cigar pursuant to the MCG Employment Agreement. The MCG Employment Agreement also provides for a performance bonus under the Tobacco Products Group Performance Bonus Plan based on achievement of certain EBITDA targets. As of August 1, 1996, for the services to be rendered by Mr. Folz to the Company and Consolidated Cigar, Consolidated Cigar has assumed the obligations of Mafco Consolidated Group under the MCG Employment Agreement with respect to a portion of the base salary and employee benefits to be provided to Mr. Folz under the MCG Employment Agreement and, simultaneously therewith, has entered into a new employment agreement with Mr. Folz memorializing such assumption and expiring on December 31, 1999. After December 31, 1998, Consolidated Cigar may give notice of non-renewal, in which case the term of the agreement will be extended for a period of twelve months following such notice. From and after January 1, 2000, the term will be automatically extended day-by-day until Consolidated Cigar gives notice of non-renewal, in which case the term will be extended for a period of twelve months. Consolidated Cigar has assumed 70% of the obligations of Mafco Consolidated Group under the MCG Employment Agreement with respect to any payments or benefits payable upon Mr. Folz's severance, death or disability. The employment agreement provides for an initial annual base salary of $770,000. In addition, subject to approval by stockholders, Mr. Folz is eligible to receive annual performance bonus payments, subject to an annual maximum of $2 million, based on achievement by Consolidated Cigar of certain EBITDA targets, which bonus payments shall be made pursuant to the Consolidated Cigar Performance Bonus Plan, as set forth in his employment agreement. See "--Consolidated Cigar Performance Bonus Plan."

               On August 1, 1996, Consolidated Cigar entered into an employment agreement with each of Messrs. DiMeola, Ellis, Colucci and Gershel, each of which expires on December 31, 1999, unless sooner terminated by the employee's death, disability (in which case Consolidated Cigar may elect to terminate the employment agreement), gross neglect or willful misconduct (in which case Consolidated Cigar may terminate the employment agreement immediately upon written notice), the employee's willful and material failure to perform his contractual obligations or by Consolidated Cigar's material breach of the agreement. After December 31, 1998, Consolidated Cigar may give notice of non-renewal, in which case the term of the agreement will be extended for a period of twelve months following such notice. From and after January 1, 2000, the term will be automatically extended day-by-day until Consolidated Cigar gives notice of non-renewal, in which case the term will be extended for a period of twelve months. In the event of Consolidated Cigar's breach, the employee is entitled to terminate the employment agreement; in that event, base salary, performance bonuses and benefits are to be paid to the employee for the remaining term of the employment agreement or, if longer and if no non-renewal notice has been given by Consolidated Cigar prior to that time, twelve months, offset by any other compensation the employee receives during this period. The employment agreements provide for initial annual base salaries of $275,000 for Mr. DiMeola, $217,500 for each of Messrs. Ellis and Colucci and $247,500 for Mr. Gershel. The employment agreements also provide, subject to approval by stockholders, for annual performance bonus payments, subject to an annual maximum of $1 million, based on achievement by Consolidated Cigar of certain EBITDA targets, which bonus payments shall be made pursuant to the Consolidated Cigar Performance Bonus Plan, as set forth in the employment agreements.

          Consolidated Cigar Performance Bonus Plan

               Consolidated Cigar has entered into employment agreements with certain employees, including Messrs. Folz, DiMeola, Ellis, Colucci and Gershel, each of which provides, among other things, for payment of performance bonuses (the "Consolidated Cigar Performance Bonus Plan"), subject to stockholder approval. Compensation payable under the Consolidated Cigar Performance Bonus Plan is intended to qualify as "performance based compensation" under Section 162(m) of the Code. Under the Consolidated Cigar Performance Bonus Plan, the participants are eligible to receive annual performance bonus cash awards based on achievement of EBITDA targets established by the Compensation Committee and set forth in their respective employment agreements with respect to each calendar year. The payments under the Consolidated Cigar Performance Bonus Plan to any one individual during any calendar year may not exceed $2 million for the Chief Executive Officer and $1 million for each of the other participants.

           Defined Benefit Plan

               Domestic (United States) salaried employees of Consolidated Cigar are eligible to participate in the Consolidated Cigar Domestic Salaried Employees' Defined Benefit Plan, a defined benefit pension plan (the "Plan"), which, effective as of the end of 1995, was merged into a defined benefit pension plan sponsored by a subsidiary of Mafco Consolidated Group. The merger of the plan did not change the level of pension benefits provided to Consolidated Cigar employees. Plan benefits are a factor of service (up to a maximum of 33 years) with Consolidated Cigar and "Average Final Compensation" (average monthly compensation during the 60 consecutive months in which compensation was highest in the ten years prior to termination of employment). Compensation includes total wages, overtime, bonuses and 401(k) salary deferrals, and excludes fringe benefits and employer contributions to other deferred compensation plans. Benefits in the plan are reduced by (i) any annuity purchased under the Gulf Western Consumer Products Salaried Employees Retirement Plan (the "Gulf & Western Plan") as of March 8, 1983 and (ii) the actuarial equivalent of any Consolidated Cigar-provided benefits received under Consolidated Cigar's 401(k) plan.

               Consolidated Cigar established a benefit restoration plan effective January 1, 1994 (the "BRP") which was designed to restore retirement benefits to those employees whose eligible pension earnings were limited to $150,000 under regulations recently enacted by the Internal Revenue Service. The BRP is not funded and all other vesting and payment rules follow the Plan.

               Beginning in 1996, the annual payment under the Plan and BRP, expressed as a straight life annuity, before adjustment for social security beginning at age 65 and before reduction for benefits payable under the Gulf & Western Plan or the Company's 401(k) plan, are as follows:

                                      YEARS OF SERVICE
                         ----------------------------------------------------
          REMUNERATION        5       10      15       20       25      35
                         ----------------------------------------------------

        $ 50,000         $ 3,788  $ 7,575 $ 11,363 $ 15,150 $ 18,938 $ 25,000
          75,000           5,681   11,363   17,044   22,725   28,406   37,500
         100,000           7,575   15,150   22,725   30,300   37,875   50,000
         125,000           9,469   18,938   28,406   37,875   47,344   62,500
         150,000          11,363   22,725   34,088   45,450   56,813   75,000
         175,000          13,256   26,513   39,769   53,025   66,281   87,500
         200,000          15,150   30,300   45,450   60,600   75,750  100,000
         225,000          17,044   34,088   51,131   68,175   85,219  112,500
         250,000          18,938   37,875   56,813   75,750   94,688  125,000
         300,000          22,725   45,450   68,175   90,900  113,625  150,000
         400,000          30,300   60,600   90,900  121,200  151,500  200,000
         450,000          34,088   68,175  102,263  136,350  170,438  225,000
         500,000          37,875   75,750  113,625  151,500  189,375  250,000

               Benefits under the Plan are subject to the maximum limitations imposed by federal law on pension benefits. The annual limitation in 1996 was $120,000 or $10,000 per month, based on a maximum annual compensation of $150,000. the maximum annual remuneration considered for purposes of the BRP was $500,000 in 1996.

               As of December 31, 1996, the credited years of service under the Plan were 13 years for Mr. Folz, 12 years for Mr. DiMeola, eight years for Mr. Ellis, 20 years for Mr. Colucci and 36 years for Mr. Gershel.

           Common Stock Performance

               The Company's Common Stock commenced trading on the New York Stock Exchange (the "NYSE") on August 16, 1996. The graph set forth below presents a comparison of cumulative stockholder return through December 31, 1996, assuming reinvestment of dividends, by an investor who invested $100 on August 16, 1996 in each of (i) the Class A Common Stock (ii) the Russell 2000 Index and (iii) a self determined peer group.


                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                COMPANY COMMON STOCK, THE RUSSELL 2000 INDEX AND
                       A SELF DETERMINED PEER GROUP

                              [GRAPH APPEARS HERE]

           Measurement Period              Russell 2000
           (Fiscal Year Covered)  Company     Index           Peer Group(a)
           ----------------------------------------------------------------

           Measurement Pt.       $100.00      $100.00           $100.00
            8/16/96              -------      -------           -------

           FYE 12/31/96          $108.00      $116.00           $118.00
                                 -------      -------           -------

          ______________________________

          (a)  Includes Caribbean Cigar Company and Culbro Corporation.

          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

               Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

               Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for a specified fiscal year, the Company believes that all its officers, Directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1996.

               PROPOSAL 2 - RATIFICATION OF SELECTION OF AUDITORS

               The Audit Committee and the Board of Directors has appointed Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997. Although stockholder action on this matter is not required, this appointment is being recommended to the stockholders for ratification. Pursuant to applicable Delaware law, the ratification of the selection of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting, in person or by proxy, and entitled to vote. Abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

               Ernst & Young LLP representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

               THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1997.

          PROPOSAL  3 - APPROVE THE ADOPTION OF THE CONSOLIDATED CIGAR
                        PERFORMANCE BONUS PLAN

               Consolidated Cigar has entered into employment agreements with Messrs. Folz, DiMeola, Ellis, Colucci and Gershel, each of which provides, among other things, for payment of bonuses, pursuant to the Consolidated Cigar Performance Bonus Plan, subject to approval by stockholders of the Consolidated Cigar Performance Bonus Plan. Compensation payable under the Consolidated Cigar Performance Bonus Plan is intended to qualify as "performance based compensation" under Section 162(m) of the Code. Under the Consolidated Cigar Performance Bonus Plan, the participants are eligible to receive annual performance bonus awards based upon achievement of performance goals established by the Compensation Committee and set forth in their respective employment agreements. Performance goals under the Consolidated Cigar Performance Bonus Plan are based upon the achievement of EBITDA goals established by the Compensation Committee and set forth in their respective employment agreements with respect to each calendar year. The payments under the Consolidated Cigar Performance Bonus Plan may not exceed $2,000,000 with respect to the Chief Executive Officer and $1,000,000 with respect to each of the other participants in any calendar year and shall not be made unless the Compensation Committee certifies that the performance goals with respect to the applicable year have been met.

               The approval of the Consolidated Cigar Performance Bonus Plan will require the affirmative vote of the majority of the votes cast, in person or represented by proxy, at the Annual Meeting. Under applicable Delaware law, abstentions from voting on the approval of the adoption of the Performance Bonus Plan (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

               THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADOPTION OF THE CONSOLIDATED CIGAR PERFORMANCE BONUS PLAN.

                 PROPOSAL 4 - APPROVE THE ADOPTION OF THE
           CONSOLIDATED CIGAR HOLDINGS INC. 1996 STOCK OPTION PLAN

          DESCRIPTION OF THE CONSOLIDATED CIGAR HOLDINGS INC. 1996 STOCK OPTION PLAN

               The following is a summary of the terms of the Consolidated Cigar Holdings Inc. 1996 Stock Option Plan (the "Stock Plan"). Although the Company believes that the following summary describes the material terms of the Stock Plan, such summary is qualified in its entirety by reference to the full text of the Stock Plan, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference.

               The Company has adopted and Mafco Consolidated Group, as the sole stockholder of the Company prior to the IPO, has approved the Stock Plan. The Company intends to discontinue the Stock Plan unless the Stock Plan is approved by the stockholders of the Company at the Annual Meeting. A maximum of 3,000,000 shares of Class A Common Stock are reserved for issuance under the Stock Plan, subject to equitable adjustment upon the occurrence of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, spin-off or other similar change in capitalization, any distribution to common stockholders, including a rights offering, other than cash dividends, or similar corporate transaction. Unless otherwise determined by the Board of Directors, the Stock Plan will be administered by the Compensation Committee. Grants of stock options, stock appreciation rights, restricted stock and unrestricted stock (collectively, "Awards") may be made under the Stock Plan (subject to specified aggregate limits and annual individual limits on certain types of awards) to selected employees, consultants and Directors of the Company and its present or future affiliates.

               The Compensation Committee and the Board of Directors each have authority, subject to the terms of the Stock Plan, to determine, among other things, when and to whom to grant Awards under the plan, the number of shares to be covered by Award, the types and terms of options, stock appreciation rights, restricted stock and unrestricted stock granted and the exercise price of the stock options and stock appreciation rights and to prescribe, amend and rescind the rules and regulations relating to the Stock Plan.

               Stock options granted under the Stock Plan may be either "incentive stock options," as such term is defined in Section 422 of the Code, or nonqualified stock options. The exercise price of nonqualified stock options may be above, at or below the fair market value per share of Class A Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock (a "10% Stockholder"), the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the Class A Common Stock on the date of the grant. The exercise price of incentive stock options for all other employees must be at or above the fair market value per share of Class A Common Stock on the date of the grant. The maximum term of any incentive stock option granted under the Stock Plan is ten years (five in the case of an incentive stock option granted to a 10% Stockholder).

               Stock appreciation rights may be granted alone or in tandem with stock options under the Stock Plan. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date the stock appreciation right is exercised over either the grant price determined by the Compensation Committee or the Board of Directors (in the case of a free standing stock appreciation right) or the exercise price of the related stock option (in the case of a tandem stock appreciation right), with payment to be made in cash, Class A Common Stock, or both, as specified in the agreement granting the Award (the "Award Agreement") or as otherwise determined by the Compensation Committee or the Board of Directors.

               No person may be granted stock options or stock appreciation rights under the Stock Plan in any calendar year representing an aggregate of more than 750,000 shares of Class A Common Stock. Stock options and stock appreciation rights shall be exercisable at the times and upon the conditions that the Compensation Committee or the Board of Directors may determine, as reflected in the applicable Award Agreement.

               Restricted or unrestricted stock awards, either alone or in tandem with other awards, may be granted under the Stock Plan. Vesting of restricted stock awards may be conditioned upon the completion of a specified period of service, the attainment of specific performance goals or such other factors as the Compensation Committee or the Board of Directors may determine. During the restricted period, the grantee may not transfer, assign or otherwise encumber or dispose of the restricted stock except as permitted by the Compensation Committee or the Board of Directors. During the restricted period, the grantee will have the right to vote the restricted stock and to receive any dividends if and to the extent so provided in the applicable Award Agreement.

               Unless otherwise provided in a grantee's Award Agreement, (i) upon termination of such grantee's employment or service as a consultant or a Director due to death or disability, any unvested options, stock appreciation rights and restricted stock shall vest in full, all options and stock appreciation rights remain exercisable for a period of one year and shall terminate thereafter and (ii) upon termination of such grantee's employment or service as a consultant or a Director for any reason other than death or disability, any unvested options, stock appreciation rights and restricted stock shall terminate and all vested options and stock appreciation rights shall remain exercisable for a period of three months and shall terminate thereafter.

               Unless otherwise provided in a grantee's Award Agreement, awards granted under the Stock Plan may be transferred by the grantee only by will or by the laws of descent and distribution, and may be exercised only by the grantee during his or her lifetime. The Stock Plan may, at any time and from time to time, be altered, amended, suspended or terminated by the Board of Directors or by the Compensation Committee, in whole or in part; provided that no amendment which requires stockholder approval in order for the Stock Plan to continue to comply with Section 162(m) of the Code will be effective unless such amendment has received the requisite approval by the Company's stockholders. In addition, no amendment may be made which adversely affects any of the rights of the grantee under any Award theretofore granted without such grantee's consent. No Awards will be made under the Stock Plan following the tenth anniversary of the date of adoption of the Stock Plan.

          NEW PLAN BENEFITS

               In 1996, the Company has made initial grants under the Stock Plan of nonqualified options having terms of ten years to purchase Class A Common Stock at an exercise price equal to $23.00, of which options to purchase 250,000, 55,000, 50,000,
           50,000, 50,000, 455,000 and 737,500 shares of Class A Common
           Stock were granted to Messrs. Folz, DiMeola, Ellis, Colucci and Gershel, all executive officers as a group, and all employees as a group, respectively. These initial grants will vest one-third each year beginning on the first anniversary of the date of grant and will become 100% vested on the third anniversary of the date of grant. In addition, the Company has granted options to purchase 500,000 shares of Class A Common Stock to Mr. Perelman on the same terms as the options granted to executive officers of the Company. See "Certain Relationships and Related Transactions-Relationship with
           Mafco Consolidated Group and Mafco Holdings."


          FEDERAL INCOME TAX CONSEQUENCES

               The following sets forth a summary of federal income tax consequences of participation in the Stock Plan.

               A holder of an incentive stock option will generally realize taxable income only upon disposition of shares acquire upon exercise of the incentive stock option rather than upon the grant or timely exercise of the incentive stock option. Tax consequences of an untimely exercise of an incentive stock option are determined in accordance with rules applicable to nonqualified stock options. The amount by which the fair market value of the Class A Common Stock on the exercise date of an incentive stock option exceeds the exercise price generally will increase the option holder's "alternative minimum taxable income."

               A holder of a nonqualified stock option generally will not be subject to tax at the time of the grant of the nonqualified stock option. Rather, upon exercise of a nonqualified stock option, the optionee generally will include in ordinary income the excess, if any, of the fair market value of the Class A Common Stock purchased over the exercise price. The Company generally will be entitled to a deduction at the time and in the amount that the holder recognized ordinary income.

               The grant of stock appreciation rights has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the amount received is generally taxable as ordinary income, and the Company is entitled to a corresponding deduction.

               Generally, the grant of restricted stock has no federal income tax consequences at the time of grant. Rather, at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code) the holder will recognize income in an amount equal to the fair market value of such shares. A holder may, however, elect to be taxed at the time of the grant in accordance with Section 83(b) of the Code. The Company generally will be entitled to a deduction at the time and in the amount that the holder recognized ordinary income.

               The foregoing constitutes a brief summary of the principal federal income tax consequences of the transactions based on current federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

               The approval of the Stock Plan will require the affirmative vote of the majority of the votes cast in person or represented by proxy, at the Annual Meeting, under applicable Delaware law, abstentions from voting on the approval of the Stock Plan (including broker non-votes) will be counted and will have the same effect as a vote against the proposal.

               THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADOPTION OF THE STOCK PLAN.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

               The following table sets forth as of March 26, 1997, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each Director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by the Named Executive Officers and by all directors and officers (including a former executive officer) as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.


                                         Class A Common Stock       Class B Common Stock
                                      -----------------------    ------------------------
                                        Number                      Number                   Percent
                                       of Shares                   of Shares                 of Total
           Name and Address           Beneficially    Percent     Beneficially   Percent      Voting
           of Beneficial Owner          Owned(1)      of Class       Owned       of Class     Power
           ------------------------------------------------------------------------------------------

           Ronald O. Perelman(2) . . .  19,600,000     63.9%     19,600,000      100%        94.7%
           35 East 62nd Street
           New York, New York 10021

           FMR Corp. . . . . . . . . .     728,500     6.6%(3)        --         --            *
           82 Devonshire Street
           Boston, Massachusetts 02109

           Morgan Stanley Group Inc. .     719,600     6.5%(3)        --         --            *
           1585 Broadway
           New York, New York 10036

           T. Rowe Price Associates,
             Inc. . . . . . . . . . .      646,400     5.8%(3)        --         --            *
           100 E. Pratt Street
           Baltimore, Maryland 21202

           Howard Gittis  . . . . . .        5,000       *            --         --            *

           Donald G. Drapkin(4) . . .        6,000       *            --         --            *

           Theo W. Folz . . . . . . .       50,000       *            --         --            *

           Lee A. Iacocca . . . . . .            0       *            --         --            *

           Robert Sargent Shriver III       15,000       *            --         --            *

           Barry F. Schwartz  . . . .        3,000       *            --         --            *

           Gary R. Ellis  . . . . . .        4,000       *            --         --            *

           Richard L. DiMeola . . . .       10,000       *            --         --            *

           James L. Colucci . . . . .        3,000       *            --         --            *

           George F. Gershel, Jr. . .        1,000       *            --         --            *

           All Directors and
           executive officers           19,698,000      64.2%     19,600,000      100%       94.7%
           as a group (12
           persons)   . . . . . . . .

          __________________

          *   Less than 1%.

          (1) Shares of Class A Common Stock issuable upon conversion of the Class B Common Stock owned by Mafco Consolidated Group are deemed to be outstanding for purposes of computing the percentage ownership of Class A Common Stock of Mr. Perelman through Mafco Consolidated Group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of Class A Common Stock of any other person shown in the table.

          (2) Represents shares of Class A Common Stock issuable upon the conversion of the Class B Common Stock owned by Mafco Consolidated Group. Currently, Mafco Holdings indirectly owns approximately 85% of the outstanding shares of common stock of Mafco Consolidated Group. Mafco Holdings is wholly owned by Mr. Perelman. All of the shares of common stock of Mafco Consolidated Group owned by Mafco Holdings are and shares of intermediate holding companies are, or may from time to time be, pledged to secure obligations of Mafco Holdings or its affiliates.

          (3) Reflects the percentage of shares of Class A Common Stock beneficially owned by such person. In each case, such person beneficially owns less than 3% of the outstanding Common stock and less than 1% of the combined voting power of the outstanding Common Stock.

          (4) Represents shares held in trust for the benefit of Mr. Drapkin's children for which Mr. Drapkin disclaims beneficial ownership.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Relationship with Mafco Consolidated Group and Mafco Holdings

               As a result of Mafco Consolidated Group's stock ownership, the Company's Board of Directors is, and is expected to continue to be, comprised entirely of designees of Mafco Consolidated Group, and Mafco Consolidated Group is, and is expected to continue to be, able to direct and control the policies of the company and its subsidiaries, including with respect to mergers, sales of assets and similar transactions.

               Mafco Consolidated Group is 85% owned through Mafco Holdings by Ronald O. Perelman, Chairman of the Board of Directors of the Company. Mafco Holdings is a diversified holding company with interests in several industries. Through its 80% ownership of the Company, Mafco Holdings is engaged in the manufacture and distribution of cigars and pipe tobacco and, through its 36% ownership, on a fully diluted basis, of pct, mafco holdings is engaged in the processing of licorice and other flavors. Mafco Holdings is engaged in the cosmetics and skin care, fragrance and personal care products business through its 83% ownership of Revlon. Mafco Holdings owns 83% of Coleman, which is engaged in the manufacture and marketing of recreational outdoor products, portable generators, Power-washing equipment, spas and hot tubs and 65% of meridian sports, a manufacturer and marketer of specialized boats and water sports equipment. Marvel, a youth entertainment company, is 80% owned by Mafco Holdings. Mafco holdings is also engaged in the financial services business through its 80% ownership of California Federal. The principal executive offices of Mafco Holdings are located at 35 East 62nd Street, New York, New York 10021.

               The Company is insured under policies maintained by Mafco Holdings, and the Company reimburses Mafco Holdings for the portion of the cost of such policies attributable to the Company. Management of the Company believes that such cost is lower than would be incurred were such entities to be separately insured. In addition, the Company reimburses Mafco Holdings for the Company's allocable portion of certain costs such as legal, accounting and other professional fees and other services and related expenses.

               In connection with the IPO, the Company granted options to purchase 500,000 shares of Class A Common Stock to Mr. Perelman as compensation for services rendered and to be rendered to the company by Mr. Perelman in his capacity as Chairman of the Board of Directors. Such options were granted pursuant to the Stock Plan at an exercise price equal to $23.00 per share. the options vest one third each year beginning on the first anniversary of the date of grant.

           Tax Sharing Agreement

               The Company, Consolidated Cigar and Mafco Consolidated Group have been, for federal income tax purposes, members of an affiliated group of corporations of which Mafco Holdings is the common parent (the "Tax Group"). As a result of such affiliation, the Company, Consolidated Cigar, and Mafco Consolidated Group have been included in the consolidated federal income tax returns and, to the extent permitted by applicable law, included in combined state or local income tax returns filed on behalf of the Tax Group. Pursuant to a tax sharing agreement among the Company, Consolidated Cigar, and Mafco Consolidated Group and a tax sharing agreement between Mafco Consolidated Group and Mafco Holdings (collectively, the "Tax Sharing Agreements"), the Company has been required to pay to Mafco Consolidated Group with respect to each taxable year an amount equal to the consolidated federal, state and local income taxes that would have been incurred by the Company had it not been included in the consolidated federal and any combined state or local income tax returns filed by the Tax Group. The net amounts paid by Consolidated Cigar, through the Company, during the years ended December 31, 1994, 1995 and 1996 were approximately $0.4 million, $0.4 million and $9.8 million, respectively.

               The Company completed a second offering of Class A Common Stock on March 26, 1997, and as a result thereof, the Company is no longer included in the Tax Group's consolidated tax returns and will, instead, file its own tax returns and pay its own taxes on a separate company basis. The Company has net operating losses of approximately $15 million for the period prior to the acquisition of Consolidated Cigar by Mafco Consolidated Group on March 3, 1993 ("Pre-Acquisition"), which, pursuant to the Tax Sharing Agreements, were not available to the Company to offset taxable income generated in the period after the acquisition of Consolidated Cigar by Mafco Consolidated Group ("Post-Acquisition"). The Pre-Acquisition net operating losses that were previously restricted, pursuant to the Tax Sharing Agreements, are available to the extent that the loss carryforwards are not utilized in a Mafco Holding's consolidated tax return. Since these losses relate to the Pre-Acquisition period, a deferred tax asset will be recorded with a corresponding reduction in goodwill.

               In addition, the Company incurred tax losses in the Post-Acquisition period which the Company utilized under the Tax Sharing Agreements. A portion of these losses may be allocated to the Company pursuant to the Treasury Regulation
           Section 1.1502-79 which deals with consolidated returns. This tax attribute will be recorded as a deferred tax asset with a corresponding decrease to capital deficiency.

               Under existing federal income tax regulations, the Company, Consolidated Cigar and Mafco Consolidated Group are severally liable for the consolidated federal income taxes of the Tax Group for any taxable year in which they are a member of the Tax Group. Pursuant to the Tax Sharing Agreements, Mafco Holdings has agreed to indemnify the Company and Consolidated Cigar for any such federal income tax liability.

          PROMISSORY NOTE

               In connection with the IPO, the Company issued a promissory note in an original principal amount of $70 million (the "Promissory Note") to Mafco Consolidated Group as a dividend. The Promissory Note is noninterest bearing, unsecured, subordinated to senior indebtedness (as defined in the Promissory Note) and repayable in whole or in part at any time or from time to time without premium or penalty. The Promissory Note is payable in quarterly installments of $2.5 million beginning March 31, 1997 with the final installment payable on December 31, 2003.

          Purchase of Licorice Extract

               The Company purchases all of the licorice extract used as flavoring and moistening agents in its manufacturing processes from Pneumo Abex (successor by merger to Mafco Worldwide which was formerly an indirect wholly owned subsidiary of Mafco Consolidated Group). During the years ended December 31, 1994, 1995 and 1996, the Company purchased approximately $265,000, $269,000 and $211,000 of licorice extract from Pneumo Abex. The Company believes that the licorice extract purchased from Pneumo Abex was purchased on terms no less favorable to the Company than those obtainable in an arm's length transaction with an independent third party.

          Specialty Products Division

               The Company's Specialty Products Division assembles lipstick containers for Revlon Products, an 83% owned subsidiary of Mafco Holdings. Revlon Products purchased lipstick containers from the Company for approximately $763,000, $874,000 and $958,000 for the years ended December 31, 1994, 1995 and 1996, respectively. The Company believes that the terms of such arrangements with Revlon Products were no less favorable to the Company than those obtainable in an arm's length transaction with an independent third party.

          Registration Rights Agreement

               Prior to the consummation of the IPO, the Company and Mafco Consolidated Group entered into the Registration Rights Agreement pursuant to which Mafco Consolidated Group and certain transferees of Class B Common Stock held by Mafco Consolidated Group (the "Holders") have the right to require the Company to register (a "Demand Registration") under the Securities Act of 1933, as amended (the "Securities Act"), all or part of the Class A Common Stock issuable upon conversion of the Class B Common Stock owned by such Holders; provided that the Company (i) is not obligated to effect a Demand Registration prior to February 11, 1997, unless Goldman, Sachs & Co. has given its consent and (ii) may postpone giving effect to a Demand Registration for up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. In addition, the Holders will have the right to participate in registrations by the Company of its Class A Common Stock (a "Piggyback Registration"). The Company will pay any expenses incurred in connection with any Demand Registration or Piggyback Registration, except for underwriting discounts, commissions and certain expenses attributable to the shares of Class A Common Stock sold by such Holders.

                             ADDITIONAL INFORMATION

               The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and any Quarterly Reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Consolidated Cigar Holdings Inc., 5900 North Andrews Avenue, Suite 700, Fort Lauderdale, Florida 33309-2369. Each such request must set forth a good faith representation that, as of the Record Date, March 20, 1997, the person making the request was a beneficial owner of Common Stock entitled to vote.

               In order to ensure timely delivery of such documents prior to the Annual Meeting, any request should be received by the Company promptly.

                              STOCKHOLDER PROPOSALS

               Under the rules and regulations of the SEC as currently in effect, any holder of at least $1,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of stockholders to be held in 1998 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Proposals of stockholders intended to be presented at the next annual meeting must be received by the Secretary, Consolidated Cigar Holdings Inc., 5900 North Andrews Avenue, Suite 700, Fort Lauderdale, Florida 33309-2369, not later than December 1, 1997.


                                 OTHER BUSINESS

               The Company knows of no other matters which may come before the annual meeting. However, if any such matters properly come before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

          March 31, 1997
                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        CONSOLIDATED CIGAR HOLDINGS INC.




                        CONSOLIDATED CIGAR HOLDINGS INC
                                 COMMON STOCK
             Proxy Solicited on Behalf of the Board of Directors
                for Annual Meeting to be held on May 14, 1997

 P
 R  The undersigned appoints Gary R. Ellis, Joram C. Salig and Barry
 O Schwartz, and each of them, attorneys and proxies, each with X power of substitution, to vote all shares of Common Stock of Consoli-
 Y dated Cigar Holdings Inc. ("Consolidated Cigar Holdings") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Consolidated Cigar Holdings to be held Wednesday, May 14, 1997 at
    3:30 P.M., local time, at The St. Regis Hotel, 2 East 55th Street, New York, New York, on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournments or postponements thereof.

    The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxy holders will vote such shares "FOR" the proposals set forth on the reverse side hereof.
    If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.

                                                               SEE REVERSE
                                                                  SIDE


      PLEASE MARK YOUR
   X  VOTES AS IN THIS
      EXAMPLE

       The Board of Directors recommends a vote FOR the following proposals.

                                                  WITHHOLD
                                                  AUTHORITY
                                     FOR           to vote
                                     all           for all
                                   Nominees        Nominees

  1.  To elect Ronald O.             ( )              ( )
      Perelman, Howard Gittis,
      Theo W. Folz, Lee A.
      Iacocca and Robert Sargent
      Shriver III as directors
      of Consolidated Cigar
      Holdings until the next
      annual meeting and
      until their successors
      are duly elected and
      qualified.

      WITHHOLD for the
      following only: (Write
      the name of the
      nominee(s) in the space
      below)

      --------------------------

                                     FOR     AGAINST  ABSTAIN
  2.  To ratify the appoint-         ( )      ( )       ( )
      ment of Ernst & Young
      LLP as independent certi-
      fied public accountants
      of Consolidated Cigar
      Holdings for the fiscal
      year ending December 31,
      1997.
  3.  To approve the adoption        ( )      ( )      ( )
      of the Performance
      Bonus Plan, as decribed
      in the accompanying Proxy
      Statement.
  4.  To approve the                   ( )      ( )     ( )
      adoption of the
      1996 Stock Option Plan,
      as described in the
      accompanying Proxy
      Statement.
  5.  To transact such                 ( )       ( )     ( )
      other business as may
      properly come before the
      Annual Meeting and any
      adjournments or
      postponements thereof.


  SIGNATURE __________________________ DATE _______________________


  NOTE:     Please sign exactly as
            name appears hereon.  If
            a joint account, each joint
            owner must sign.  If signing
            for a corporation or partner-
            ship or as agent, attorney or
            fiduciary, indicate the
            capacity in which you are
            signing.


                                                                    ANNEX A

                    CONSOLIDATED CIGAR HOLDINGS INC.
                             1996 STOCK PLAN

1.    PURPOSE: RESTRICTIONS ON AMOUNT AVAILABLE UNDER THE PLAN.

      This Consolidated Cigar Holdings Inc. 1996 Stock Plan ("Plan") is intended to afford an incentive to selected employees, consultants and directors of Consolidated Cigar Holdings, Inc. (the "Parent"), Consolidated Cigar Corporation or any Affiliated Corporations (as defined in Section 2(a) hereof) (collectively referred to as the "Company"), to acquire a proprietary interest in the Company, to continue to perform services for the Company, to increase their efforts on behalf of the Company and to promote the success of the Company's business.

2.    DEFINITIONS.

      As used in this Plan, the following words and phrases shall have the meanings indicated:

            (a) "Affiliate Corporation" or "Affiliate" shall mean any corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Parent.

            (b) "Award" shall mean any Option, SAR, Restricted Stock or Unrestricted Stock granted under the Plan.

            (c) "Award Agreement" shall mean any written agreement, contract, or other instrument or document between the Company and a Participant evidencing an Award.

            (d) "Board" shall mean the Board of Directors of the Parent.

            (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (f) "Disability" shall mean a Participant's inability to engage in any substantial gainful activity by reason of medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

            (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            (h) "Fair Market Value" per share as of a particular date shall mean (i) the closing sales price per share of Common Stock (as defined in Section 5 hereof) on the New York Stock Exchange for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are not then admitted for trading on the New York Stock Exchange, the closing price for the shares of Common Stock in such other national securities exchange or interdealer quotation system on which Common Stock is then traded for the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or interdealer quotation system, such value as the Committee in its discretion may determine.

            (i) "Incentive Stock Option" shall mean an Option that meets the requirements of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

            (j) "Nonqualified Stock Option" shall mean an Option other than an Incentive Stock Option.

            (k) "Option" shall mean the right, granted pursuant to this Plan, of a holder to purchase shares of Common Stock at a price and upon the terms to be specified by the Committee.

            (l) "Parent Corporation" shall mean any corporation (other than the Parent) in an unbroken chain of corporations ending with the Parent if, at the time of granting an Award, each of such corporations (other than the Parent) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            (m) "Participant" shall mean an officer, employee, consultant or director of the Company who is, pursuant to Section 4 of the Plan, selected to participate herein.

            (n) "Restricted Stock" shall mean an Award of shares of Common Stock to a Participant under Section 8 that may be subject to certain restrictions and to a risk of forfeiture.

            (o) "SAR" shall mean a tandem or freestanding stock appreciation right, granted to a Participant under Section 7, to be paid an amount measured by the appreciation in the Fair Market Value of Common Stock from the date of grant to the date of exercise of the right.

            (p) "Subsidiary Corporation" shall mean any corporation (other than the Parent) in an unbroken chain of corporations beginning with the Parent if, at the time of granting an Award, each of such corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            (q) "Ten Percent Stockholder" shall mean a Participant who, at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Parent or of its Parent Corporation or Subsidiary Corporations.

            (r) "Unrestricted Stock" shall mean an Award of shares of Common Stock to a Participant under Section 9.

3.    ADMINISTRATION.

      Unless otherwise determined by the Board, the Plan shall be administered by a committee of the Board ("Compensation Committee"), which shall consist of two or more members of the Board who are "outside directors" within the meaning of section 162(m) of the Code. The Compensation Committee may, in its discretion, delegate to a subcommittee or to an officer of the Company its duties hereunder, including the grant of Awards. The full Board shall also have the authority, in its discretion, to grant Awards under the Plan and to administer the Plan. For all purposes under the Plan, any entity which performs the duties described herein, shall be referred to as the "Committee."

      The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Common Stock to which an Award may relate and the terms, conditions and restrictions relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

      No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.    ELIGIBILITY.

      Awards may be granted to employees, consultants and directors of the Company, except that Incentive Stock Options shall be granted only to individuals who, on the date of such grant, are employees of the Parent or a Parent Corporation or a Subsidiary Corporation. In determining the persons to whom Awards shall be granted and the number of shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.

5.    STOCK.

      The stock subject to Awards hereunder shall be shares of the Parent's Class A common stock, par value $0.01 per share ("Common Stock"). Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or that may be reacquired by the Company. The aggregate number of shares of Common Stock as to which Awards may be granted from time to time under the Plan shall not exceed 3,000,000. No person may be granted Options or SARs under the Plan during any calendar year representing an aggregate of more than 750,000 shares of Common Stock. The limitations established by the preceding two sentences shall be subject to adjustment as provided in Section 10 hereof.

6.    STOCK OPTIONS.

      The Committee shall have authority to grant Nonqualified Stock Options and Incentive Stock Options to Participants on the following terms and conditions:

            (a) Number of Shares. Each Award Agreement shall state the number of shares of Common Stock to which the Option relates.

            (b) Type of Option. Each Award Agreement shall specifically state that the Option constitutes an Incentive Stock Option or a Nonqualified Stock Option.

            (c) Option Price. Each Award Agreement shall state the Option Price. The Option Price per share of Common Stock purchasable under an Option shall be determined by the Committee; provided that, in the case of an Incentive Stock Option, such exercise price shall be not less than the Fair Market Value of a share of Common Stock on the date of grant of such Option. The date as of which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted.

            (d) Method and Time of Payment. The Option Price shall be paid in full, at the time of exercise, in cash or in shares of Common Stock having a Fair Market Value equal to such Option Price or in a combination of cash and Common Stock or, in the sole discretion of the Committee, through a cashless exercise procedure.

            (e) Term and Exercisability of Options. Options shall be exercisable over the exercise period (which, with respect to Incentive Stock Options, shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided that, the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by written notice delivered in person or by mail to the Compensation Committee, specifying the number of shares of Common Stock with respect to which the Option is being exercised. The exercise period shall be subject to earlier termination as provided in Section 6(f) hereof.

            (f) Termination. If a Participant's employment by, or service as a consultant or director with, the Company terminates:

                  (i) Unless provided otherwise in the applicable Award
            Agreement, upon a Participant's termination of employment or service as a consultant or a director with the Company by reason of death or Disability, all Options shall become immediately exercisable and shall remain exercisable for a period of one year following such termination and shall terminate thereafter;

                  (ii) Unless provided otherwise in the applicable Award
            Agreement, if a Participant's employment or service as a consultant or a director with the Company is terminated for any reason other than death or Disability, all Options that are not then exercisable shall immediately terminate and all Options that are then exercisable shall remain exercisable for a period of three months from the date of such termination and shall terminate thereafter.

            (g) Other Provisions. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion.

            (h) Incentive Stock Options. Options granted as Incentive Stock Options shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in this Section 6(h).

                  (i) Value of Shares. The aggregate Fair Market Value
            (determined as of the date the Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options granted under this Plan and all other plans of the Company become exercisable for the first time by each Participant during any calendar year shall not exceed $100,000.

                  (ii) Ten Percent Stockholder. In the case of an Incentive
            Stock Option granted to a Ten Percent Stockholder, (x) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Common Stock on the date of grant of such Incentive Stock Option, and (y) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

7. STOCK APPRECIATION RIGHTS. The Committee is authorized to grant freestanding SARs and SARs granted in tandem with an Option to Participants on the following terms and conditions:

            (a) In General. Unless the Committee determines otherwise,
(1) an SAR granted in tandem with a Nonqualified Stock Option may be granted at the time of grant of the related Nonqualified Stock Option or at any time thereafter or (2) an SAR granted in tandem with an Incentive Stock Option may only be granted at the time of grant of the related Incentive Stock Option. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable.

            (b) SARs. An SAR shall confer on the Participant a right to receive with respect to each share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one share of Common Stock on the date of exercise over (2) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine).

            (c) Treatment of Related Options and Tandem SARs Upon Exercise. Upon the exercise of a tandem SAR, the related Option shall be cancelled to the extent of the number of shares of Common Stock as to which the tandem SAR is exercised and upon the exercise of an Option granted in connection with a tandem SAR, the tandem SAR shall be cancelled to the extent of the number of shares of Common Stock as to which the Option is exercised.

            (d) Method of Exercise. SARs shall be exercised by a Participant only by a written notice delivered in person or by mail to the Compensation Committee, specifying the number of shares of Common Stock with respect to which the SAR is being exercised.

            (e) Form of Payment. Payment of the amount determined under paragraph (b) above may be made in whole shares of Common Stock in a number determined based upon their Fair Market Value on the date of exercise of the SAR or, alternatively, at the sole discretion of the Committee, solely in cash, or in a combination of cash and shares of Common Stock as the Committee deems advisable. If the Committee decides to make full payment in shares of Common Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

            (f) Term and Exercisability of Freestanding SARs. Each Award Agreement shall provide the exercise schedule for the freestanding SAR as determined by the Committee, provided, that, the Committee shall have the authority to accelerate the exercisability of any freestanding SAR at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period shall be ten (10) years from the date of the grant of the freestanding SAR or such other period as is determined by the Committee. The exercise period shall be subject to earlier termination as provided in Section 7(g) hereof.

            (g) Termination. The terms and conditions set forth in
Section 6(f) hereof, relating to exercisability of Options in the event of termination of employment or service as a consultant or director with the Company, shall apply equally with respect to the exercisability of freestanding SARs following termination of employment or service as a consultant or director.

8. RESTRICTED STOCK. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

            (a) Issuance and Restrictions. The Award Agreement shall set forth the number of shares of Restricted Stock granted pursuant to the Award Agreement. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine at the date of grant or thereafter.

            (b) Restrictions. Except as permitted by the Committee, prior to vesting, shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Certificates for shares of Common Stock issued pursuant to awards of Restricted Stock shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares of Common Stock in contravention of such restrictions shall be null and void and without effect. Prior to vesting, such certificates shall be held in escrow by an escrow agent appointed by the Committee.

            (c) Forfeiture. If the Participant's employment or service as a consultant or director with the Company shall terminate for any reason other than death or Disability prior to vesting of the Restricted Stock, then, except to the extent provided otherwise in the applicable Award Agreement, any shares remaining subject to restrictions shall thereupon be forfeited by the Participant and transferred to, and reacquired by, the Company at no cost to the Company. If the Participant's employment or service as a consultant or director with the Company shall terminate by reason of death or Disability prior to vesting of Restricted Stock, then, except to the extent provided otherwise in the applicable Award Agrreement, restrictions or forfeiture conditions relating to Restricted Stock will be waived.

            (d) Rights as a Stockholder. Except to the extent provided otherwise under the Award Agreement, a Participant shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon. Dividends paid on Restricted Stock shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed.

            (e) Other Provisions. The Restricted Stock Agreements authorized under the Plan shall contain such other provisions not inconsistent with this Plan, including, without limitation, the imposition of restrictions upon the transferability of Restricted Stock and conditions on vesting of Restricted Stock as the Committee shall deem advisable.

9. UNRESTRICTED STOCK AWARDS. The Committee is authorized to grant to Participants such Awards of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter.

10.   EFFECT OF CERTAIN CHANGES.

      If there is any change in the number of outstanding shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, spin-off or other similar change in capitalization, any distribution to common shareholders, including a rights offering, other than cash dividends, or any like change, then the number of shares of Common Stock available for Awards, the number of such shares covered by outstanding Awards, and the Option Price of such Options or the applicable grant price of SARs, shall be proportionately adjusted by the Compensation Committee to reflect such change or distribution; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive, provided that each Incentive Stock Option granted pursuant to this Plan shall not be adjusted in a manner that causes such Option to fail to continue to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

11.   GENERAL PROVISIONS.

            (a) Compliance with Legal Requirements. The Plan and the granting and exercising of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Common Stock under any Award as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock in compliance with applicable laws, rules and regulations.

            (b) Nontransferability. Except to the extent provided otherwise in the applicable Award Agreement, Awards shall not be transferable by a Participant except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal repre-sentative.

            (c) No Right To Continued Employment. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

            (d) Withholding Taxes. Where a Participant or other person is entitled to receive shares of Common Stock or cash pursuant to an Award hereunder, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes which the Company may be required to withhold before delivery to such Participant or other person of cash or a certificate or certificates representing such shares. Unless otherwise prohibited by the Committee or by applicable law, a Participant may satisfy any such withholding tax obligation by either of the following methods, or by a combination of such methods: (a) tendering a cash payment; or (b) delivering to the Company previously acquired shares of Common Stock having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation.

            (e) Amendment and Termination of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment which requires stockholder approval under applicable law or in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Award theretofore granted under the Plan. The power to grant Awards under the Plan will automatically terminate ten years after the adoption of the Plan by the Board. If the Plan is terminated, any unexercised Award shall continue to be exercisable in accordance with its terms and the terms of the Plan in effect immediately prior to such termination.

            (f) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by any Award until the date of the issuance of a stock certificate to him for such shares.

            (g) No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

            (h) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

            (i) Interpretation, Construction. The Plan is designed and intended to comply with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

12.   EFFECTIVENESS.

      The Plan shall take effect upon its adoption by the Board.